Exhibit 10.1

Agreement and Plan of Merger

by and among

CERBERUS CYBER SENTINEL CORPORATION,

ALPINE MERGER SUB, LLC,

ALPINE SECURITY, LLC

and

CHRISTIAN Espinosa

dated as of December 16, 2020

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table of contents (continued)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 16, 2020, by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (“Cerberus”), Alpine Merger Sub, LLC, an Illinois limited liability company and a wholly owned subsidiary of Cerberus (“Merger Sub”), Alpine Security, LLC, an Illinois limited liability company (“Alpine”), and Christian Espinosa, the sole member of Alpine (“Espinosa”). Each of Cerberus, Merger Sub, Alpine and Espinosa are referred to herein as a “Party” and together as “Parties.” Certain terms used in this Agreement are defined in Annex 1.

RECITALS

WHEREAS, the Cerberus Board has determined that it is in the best interests of Cerberus and Merger Sub, and has declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into Alpine, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Alpine and Espinosa have determined that it is in the best interests of Alpine and Espinosa, as Alpine’s sole member, and have declared it advisable, to enter into this Agreement, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
The Merger

Section 1.1 The Merger. At the Effective Time, upon the terms set forth in this Agreement, and in accordance with the Illinois Limited Liability Company Act (the “LLCA”), Merger Sub shall be merged with and into Alpine. As a result of the Merger, the separate existence of Merger Sub shall cease and Alpine shall continue as the entity surviving the Merger (the “Surviving Entity”).

Section 1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date hereof (the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Alpine, Cerberus and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of Illinois in accordance with the relevant provisions of the LLCA and shall make all other filings or recordings required by the LLCA. The Merger will become effective at such time as a certificate of merger has been duly issued by the Secretary of State of Illinois (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the LLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Alpine and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of Alpine and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

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Section 1.5 Managers and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and company agreement of the Surviving Entity.

ARTICLE II
Conversion of Securities

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Cerberus, Alpine, Merger Sub, or any of their equity holders, directors or managers, the following shall occur:

(a) Conversion Generally. All units representing membership interests in Alpine (“Alpine Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 900,000 shares of common stock of Cerberus, par value $0.00001 (the “Cerberus Stock”, and collectively, the “Merger Consideration”). Certificates and book-entry units previously representing Alpine Units (other than any Alpine Units to be canceled pursuant to Section 2.1(b)) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Alpine Units.

(b) Cancellation of Certain Units. Each Alpine Unit held by Alpine immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Merger Sub. The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable unit of membership interest of the Surviving Entity so that, after the Effective Time, Cerberus shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity.

(d) Further Rights in Alpine Units. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Alpine Units.

ARTICLE III
Representations and Warranties of Cerberus and Merger Sub

Cerberus represents and warrants to Alpine and Espinosa that:

Section 3.1 Organization.

(a) Cerberus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cerberus has full corporate power and authority to carry on its business as presently conducted. Cerberus is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Cerberus. Cerberus has made available to Alpine and Espinosa accurate and complete copies of all Cerberus Organizational Documents.

(b) Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Illinois. Merger Sub has made available to Alpine and Espinosa accurate and complete copies of all Cerberus Organizational Documents.

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Section 3.2 Capitalization.

(a) The authorized capital stock of Cerberus consists of 250,000,000 shares of Cerberus Stock. All of the outstanding shares of Cerberus Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Immediately prior to the Closing Date, there are 111,946,384 issued and outstanding shares of Cerberus Stock.

(b) The Cerberus Stock to be issued pursuant to this Agreement has been duly authorized in accordance with Cerberus’ Certificate of Incorporation and when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c) There are no preemptive rights to purchase the Cerberus Stock.

Section 3.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in ARTICLE IV, (a) each of Cerberus and Merger Sub has the full corporate or company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Cerberus and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate or company proceedings on the part of Cerberus or Merger Sub are necessary to authorize the execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Cerberus or Merger Sub in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Cerberus and Merger Sub enforceable against Cerberus and Merger Sub in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”).

Section 3.4 Non-Contravention. The execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation by Cerberus and Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Cerberus Organizational Documents or the organizational documents of any Subsidiary of Cerberus, including Merger Sub, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Cerberus is a party or by which Cerberus, any of its Subsidiaries or any of their properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Cerberus , except for Permitted Encumbrances or (d) violate any applicable Law binding upon Cerberus, except, in the case of clauses (a), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Cerberus.

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Section 3.5 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Cerberus or any Cerberus Subsidiary in connection with the execution, delivery or performance by Cerberus of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) the filing of the Articles of Merger with the Office of the Secretary of State of the State of Illinois and (ii) any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cerberus.

Section 3.6 Financial Statements. The financial statements of Cerberus and its subsidiaries, as of September 30, 2020 and the three and nine months ended September 30, 2020, filed with Cerberus’ Quarterly Report on Form 10-Q (the “Cerberus Financial Statements”) (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (b) fairly presented in all material respects the financial position of Cerberus at the dates thereof and the results of Cerberus’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

Section 3.7 Absence of Undisclosed Liabilities. Neither Cerberus nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Cerberus prepared in accordance with GAAP, except (i) liabilities reflected in the Cerberus Financial Statements or described in the notes accompanying the Cerberus Financial Statements, (ii) liabilities which have arisen since the date of the Cerberus Financial Statements in the ordinary course of business, (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business and (iv) as reflected in Cerberus’ filings with the Securities and Exchange Commission (the “SEC”).

Section 3.8 Absence of Certain Changes. Since the date of the Cerberus Financial Statements, except as reflected in Cerberus’ filings with the SEC, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Cerberus, (ii) the business of Cerberus has been conducted only in the ordinary course consistent with past practice, (iii) Cerberus has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (iv) Cerberus has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Cerberus.

Section 3.9 Compliance with Laws. To the Knowledge of Cerberus, Cerberus has complied in all material respects with all applicable Laws relating to any aspect of the business of Cerberus. Cerberus has not received any written notice from any Governmental Authority relating to any aspect of the business of Cerberus or alleging that Cerberus is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Cerberus. Cerberus has not been charged or, to the Knowledge of Cerberus, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Cerberus.

Section 3.10 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any of its Subsidiaries or any of their respective properties or assets.

Section 3.11 Brokerage Fees. Neither Cerberus nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

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Section 3.12 Independent Evaluation. In entering into this Agreement, each of Cerberus and Merger Sub acknowledge and affirm that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

Section 3.13 No Other Representations or Warranties. Neither Cerberus nor any other Person makes (and Alpine and Espinosa agree that they are not relying upon) any other express or implied representation or warranty with respect to Cerberus (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Cerberus disclaims any other representations or warranties not contained in this Agreement, whether made by Cerberus, any Affiliate of Cerberus or any of their respective officers, directors, managers, employees or agents. Cerberus disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Alpine and Espinosa or any of their Affiliates or any of Alpine’s officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Alpine and Espinosa by any director, officer, employee, agent, consultant or representative of Cerberus or any of its Affiliates).

ARTICLE IV
Representations and Warranties of Alpine and Espinosa

Except as disclosed in the correspondingly numbered Section of Alpine’s disclosure schedule delivered by Alpine to Cerberus (the “Alpine Disclosure Schedule”) attached to this Agreement, Alpine and Espinosa, jointly and severally, represent and warrant to Cerberus that:

Section 4.1 Organization. Alpine is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Illinois. Alpine has full power and authority to carry on its business as presently conducted. Alpine is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Alpine. All jurisdictions in which Alpine is so qualified are listed in the Alpine Disclosure Schedule. Alpine has made available to Cerberus accurate and complete copies of all Alpine Organizational Documents.

Section 4.2 Capitalization.

(a) All issued and outstanding Alpine Units are owned of record and beneficially by Espinosa. All of the Alpine Units have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.

(b) There are no preemptive rights to purchase any Securities of Alpine. There are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Alpine Units or other Securities of Alpine.

Section 4.3 Alpine Authority Relative to this Agreement. Alpine has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Alpine of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other proceedings on the part of Alpine or Espinosa are necessary to authorize the execution, delivery and performance by Alpine of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Alpine and Espinosa and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Alpine and Espinosa in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Alpine and Espinosa and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Alpine and Espinosa enforceable against Alpine and Espinosa in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.

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Section 4.4 Non-Contravention. The execution, delivery and performance by Alpine and Espinosa of this Agreement and the consummation by it and him of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of the certificate of formation, operating agreement or other governing instruments of Alpine, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Alpine is a party or by which Alpine may be bound, (c) result in the creation or imposition of any Encumbrance upon any property of Alpine, or (d) assuming compliance with the matters referred to in Section 4.6, violate any applicable Law binding upon Alpine , except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Alpine.

Section 4.5 Subsidiaries. Alpine does not own (and has never owned) any capital stock, membership interest, partnership interest, joint venture interest or other interest, or securities convertible into any of the foregoing, of any other Person or entity, and it has never had any Subsidiaries. Espinosa and his Affiliates do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person that is competitive, directly or indirectly, with Alpine.

Section 4.6 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Alpine in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) the filing of the Articles of Merger with the Office of the Secretary of State of the State of Illinois, and (b) any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Alpine.

Section 4.7 Financial Statements. Alpine has delivered to Cerberus (a) the unaudited balance sheets of Alpine as of December 31, 2019 and 2018 and the related unaudited statements of operations for the years then ended, and (b) the unaudited consolidated balance sheet and statement of operations of Alpine as of and through September 30, 2020 (the “Alpine Financial Statements”). The Alpine Financial Statements (i) have been prepared from the books and records of Alpine, and (ii) accurately and fairly present in all material respects the financial position of Alpine as of the respective dates thereof and its results of operations for the periods then ended.

Section 4.8 Absence of Undisclosed Liabilities. Alpine does not have any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected in the Alpine Financial Statements, (b) liabilities which have arisen since the date of the Alpine Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement) and (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract).

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Section 4.9 Absence of Certain Changes. Since the date of the Alpine Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Alpine, (b) the business of Alpine has been conducted only in the ordinary course consistent with past practice, (c) Alpine has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) Alpine has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Alpine.

Section 4.10 Compliance with Laws. Alpine has complied in all material respects with all applicable Laws relating to any aspect of the business of Alpine. Alpine has not received any written notice from any Governmental Authority relating to any aspect of the business of Alpine or alleging that Alpine is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Alpine. Alpine has not been charged or, to the Knowledge of Alpine, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Alpine.

Section 4.11 Tax Matters.

(a) All material Tax Returns of Alpine have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Alpine have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of Alpine.

(b) Alpine made a Subchapter S election effective on January 1, 2015, and through the Effective Date was properly classified as an S Corporation under Section 1361(a)(1) of the Code.

(c) All material Taxes required to be withheld or collected by Alpine with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(d) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Alpine. There are no actions, examinations or audits currently pending or, to Alpine’s Knowledge, threatened with respect to Alpine in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of Alpine which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where Alpine does not file Tax Returns that Alpine is, or may be, subject to taxation by that jurisdiction.

(e) There are no Encumbrances for Taxes on any of the assets of Alpine. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of Alpine.

(f) Alpine is not a party to, and Alpine is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of Alpine. Alpine has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

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(g) No portion of the properties of Alpine (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

(h) Neither Alpine nor any of its members has ever filed an election on IRS Form 8832, Entity Classification Election, causing Alpine to be classified as an association taxable as an entity for U.S. federal income tax purposes.

Section 4.12 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Alpine, threatened against or involving Alpine or any of its properties or assets.

Section 4.13 Brokerage Fees. Alpine has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 4.14 Permits. Section 4.14 of the Alpine Disclosure Schedule sets forth a list of all material Permits required for the conduct of its business as currently conducted. Any Permit obtained by Alpine as of the date hereof is in full force and effect in all material respects, and Alpine is in material compliance with its Permits. Alpine has not received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of Alpine, threatened, with respect to any alleged failure by Alpine to have any material Permit.

Section 4.15 Insurance. Alpine has provided to Cerberus a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of Alpine.

Section 4.16 Employees. Alpine is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. Alpine is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of Alpine, threatened Proceeding against or involving Alpine by or before, and Alpine is not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of Alpine.

Section 4.17 Agreements, Contracts and Commitments.

(a) Section 4.17 of the Alpine Disclosure Schedule lists the following contracts of Alpine (“Material Contracts”): (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among Alpine or one of its Affiliates or with any Related Person of Alpine, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Alpine to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $10,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including Alpine, (ix) any contract that requires Alpine to purchase its total requirements of any product or service from a third party, (x) any contract that provides for the indemnification by Alpine of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which Alpine is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of Alpine, (xiii) any contract with any Governmental Authority to which Alpine is a party, (xiv) any contract to which Alpine is a party that provides for any joint venture, partnership or similar arrangement by Alpine, (xv) any tax partnership agreement, (xvi) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date, (xvii) any agreement that constitutes a lease of real property and (xviii) any contract with any customer of Alpine that contains performance obligations on the part of Alpine following the Effective Time. Alpine has made available to Cerberus accurate and complete copies of all written Material Contracts, including all amendments thereto.

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(b) Alpine has not materially breached any of the terms or conditions of any Material Contract. There is not, to the Knowledge of Alpine, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification. The terms of Alpine’s Material Contracts do not require the consent of any third-party with respect to the transactions contemplated hereby.

(c) Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of Alpine and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Effective Time, will continue to be in full force and effect.

Section 4.18 Benefit Plans. Section 4.18 of the Alpine Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (a) that Alpine sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which Alpine contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which Alpine may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Alpine) (each an “Alpine Benefit Plan” and collectively referred to as the “Alpine Benefit Plans”). With respect to each Alpine Benefit Plan, true, correct and complete copies of the following documents, to the extent applicable, have been provided or made available to Cerberus: (i) all plans and related trust documents, and amendments thereto; (ii) the two (2) most recent Forms 5500; (iii) the most recent IRS determination, advisory or opinion letter, if any; (iv) the two (2) most recent summary plan descriptions; (v) the most recent summaries of material modifications; (vi) the two (2) most recent summary annual reports; (vii) nondiscrimination, coverage and any other applicable testing performed with respect to the two (2) most recent years, if any; (viii) the two (2) most recent participant and fiduciary fee disclosure notices; (ix) the two (2) most recent summaries of benefits and coverage; (x) the most recent service agreements related to the plan’s administration; and (xi) written descriptions of all non-written agreements relating to the Alpine Benefit Plans. No Alpine Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either Alpine or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the Alpine Benefit Plans, in any such case that would subject Alpine to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Alpine Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Alpine or its ERISA Affiliates that has not been fully discharged. Each Alpine Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Alpine Benefit Plan have, in all material respects, been timely and completely filed or distributed. Each Alpine Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is the adopter of a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such Alpine Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the tax-exempt status of its related trust. No Alpine Benefit Plan that is represented to be qualified under Section 401(a) of the Code has been terminated or partially terminated during the preceding six years, nor has Alpine discontinued contributions to any such plan, without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by applicable Law. There are no pending Claims relating to any Alpine Benefit Plan (other than ordinary claims for benefits) and none are threatened. No Alpine Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Each Alpine Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with an has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law. Alpine has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code. Each Alpine Benefit Plan is amendable and terminable unilaterally by Alpine at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto). The investment vehicles used to fund any Alpine Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.

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Section 4.19 Regulatory Agencies. All filings heretofore made by Alpine with all federal, state and local agencies or commissions were made in compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings.

Section 4.20 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Alpine, (a) Alpine owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to Alpine an unresolved claim that Alpine is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Alpine, no third party is infringing on the Intellectual Property owned by Alpine.

Section 4.21 Investment Representations. Espinosa will acquire the Cerberus Stock in the Merger for his own account for investment purposes only and not with a view to the distribution thereof. Espinosa is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act. Espinosa acknowledges that he (a) understands and agrees that the Cerberus Stock has not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws, (b) must bear the economic risk of its investment in its Cerberus Stock for an indefinite period of time because they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available, (c) understands that absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Cerberus Stock, such stockholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Cerberus Stock absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws and (d) understands that the Cerberus Stock will bear a customary legend reflecting the fact that such shares are “restricted securities” as defined in Rule 144 under the Securities Act and subject to the Lock-up Agreement attached hereto as Annex 2.

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Section 4.22 Independent Evaluation. In entering into this Agreement, Alpine and Espinosa acknowledge and affirm that it/he has relied and will rely solely on the terms of this Agreement and upon its/his independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Alpine Disclosure Schedule), neither Alpine nor any other Person makes (and Cerberus agrees that it is not relying upon) any other express or implied representation or warranty with respect to Alpine (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Alpine disclaims any other representations or warranties not contained in this Agreement, whether made by Alpine, any Affiliate of Alpine or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Alpine Disclosure Schedule), Alpine disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Cerberus or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Cerberus by any director, officer, employee, agent, consultant or representative of Alpine or any of its Affiliates). The disclosure of any matter or item in the Alpine Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on Alpine.

ARTICLE V
Covenants

Section 5.1 Confidentiality. From and after the Closing, Espinosa shall, and shall cause his Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Alpine, except to the extent that Espinosa can show that such information (a) is generally available to and known by the public through no fault of Espinosa, any of his Affiliates or their respective Representatives; or (b) is lawfully acquired by Espinosa, any of his Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Espinosa or any of his Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Espinosa shall promptly notify Cerberus in writing and shall disclose only that portion of such information which Espinosa is advised by its counsel in writing is legally required to be disclosed, provided that Espinosa shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.2 Non-competition; Non-solicitation.

(a) For a period of (2) years commencing on the Closing Date (the “Restricted Period”), Espinosa shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Cerberus and its Affiliates and customers or suppliers of Cerberus and its Affiliates. Notwithstanding the foregoing, Espinosa may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Espinosa is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b) During the Restricted Period, Espinosa shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of Cerberus or its Affiliates, encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.2(b) shall prevent Espinosa or any of his Affiliates from hiring any employee whose employment has been terminated by a Cerberus or its Affiliates.

(c) During the Restricted Period, Espinosa shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Cerberus or its Affiliates or potential clients or customers of Cerberus or its Affiliates, for purposes of diverting their business or services from Cerberus or its Affiliates.

(d) Espinosa acknowledges that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to Cerberus, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Espinosa of any such obligations, Cerberus shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Espinosa acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Cerberus and its Affiliates and constitute a material inducement to Cerberus to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI
Indemnification

Section 6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2, and 4.3 shall survive indefinitely and the representations and warranties in Sections 4.11 and 4.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Section 5.2 which are subject to Section 5.2) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 6.2 Indemnification By Espinosa. Subject to the other terms and conditions of this ARTICLE VI, Espinosa shall indemnify and defend each of Cerberus and its Affiliates (including Alpine as the surviving entity in the Merger) and their respective Representatives (collectively, the “Cerberus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cerberus Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Alpine and Espinosa contained in this Agreement or in any certificate or instrument delivered by or on behalf of Alpine and Espinosa pursuant to this Agreement; or

(b) any Liability of Alpine arising out of the operation of Alpine prior to the Closing Date, including obligations to perform under Contracts to which Alpine is a party, to the extent such obligation to perform is required prior to the Closing Date, but excluding the Liabilities set forth on Schedule 6.2; or

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Alpine or Espinosa pursuant to this Agreement.

Section 6.3 Indemnification By Cerberus. Subject to the other terms and conditions of this ARTICLE VI, Cerberus shall indemnify and defend Espinosa and his Affiliates and their respective Representatives (collectively, the “Espinosa Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Espinosa Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Cerberus contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cerberus pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cerberus pursuant to this Agreement.

(c) any Liability of Cerberus or Alpine Sub, following the Effective Time, except to the extent such Liability arises as a result of a breach of a representation, warranty or covenant of Alpine or Espinosa set forth herein, or is a Liability for which Espinosa has agreed to indemnify the Cerberus Indemnitees pursuant hereto.

Section 6.4 Indemnification Limitations. No Party shall have liability (for indemnification or otherwise) with respect to claims under Sections 6.2(a) or 6.3(a) until the total of all Losses with respect to such matters exceeds Eighteen Thousand and 00/100 Dollars ($18,000.000) and then only for the amount by which such Losses exceed such amount. However, this Section 6.4 will not apply to claims under Sections 3.1, 3.2, 3.3, 4.1, 4.2, 4.3, 4.11 or 4.18. The maximum aggregate liability of any Party for any and all Losses with respect to claims under Sections 6.2(a) or 6.3(a), except in connection with fraud or willful misconduct, shall be limited to an aggregate amount equal to Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00). For purposes of the foregoing, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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Section 6.5 Indemnification Procedures. The Party making a claim under this ARTICLE VI is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Alpine, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Cerberus or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.5(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Espinosa and Cerberus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.5(a). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. Notwithstanding the foregoing, in the event that Espinosa is the Indemnifying Party, Espinosa, in his sole discretion, may elect for Cerberus to redeem that number of Espinosa’s shares of common stock of Cerberus, at the closing price on the date hereof, equal to the liability owed under a final, non-appealable indemnification obligation under Section 6.2 above.

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Section 6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.9 Exclusive Remedies. Except as set forth below, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties hereto and their Affiliates, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Notwithstanding the foregoing or elsewhere in this Agreement, nothing in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled to enforce the covenants set forth herein, or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

ARTICLE VII
Miscellaneous

Section 7.1 Waiver, Etc. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section 7.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.2 shall be null and void.

Section 7.3 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto and the Alpine Disclosure Schedule, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 7.10.

Section 7.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Law of the State of Delaware.

(b) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.6 Specific Enforcement. The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7.6 in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 7.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.7):

If to Cerberus or Merger Sub, to:

Cerberus Cyber Sentinel Corporation

7333 E. Doubletree, Suite D 270

Scottsdale, Arizona 85258

Attn: David G. Jemmett

E-mail : david@cerberussentinel.com

with a copy (which shall not constitute notice) to:

Gray Reed & McGraw LLP

1601 Elm Street, Ste. 4600

Dallas, Texas 75201

Attn: David R. Earhart

E-mail: dearhart@grayreed.com

If to Espinosa, to:

Alpine Security, LLC

1111 S Lincoln Avenue, Box 1661

O’Fallon, Illinois 62269

Attn: Christian Espinosa

E-mail: christian.espinosa@alpinesecurity.com

with a copy (which shall not constitute notice) to:

Stock Legal, LLC

4512 West Pine Blvd.

St. Louis, Missouri 63108

Attn: Ryan G. Metzler

E-mail: ryan.metzler@stocklegal.com

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Section 7.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 7.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 7.10 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows.]

19

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	Chief Executive Officer

ALPINE MERGER SUB, LLC

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	Chief Executive Officer, Cerberus Cyber Sentinel Corporation

Alpine SECURITY, LLC

By:	/s/ Christian Espinosa
Name:	Christian Espinosa
Title:	Chief Executive Officer

/s/ Christian Espinosa
Christian Espinosa, individually

[Signature Page to Agreement and Plan of Merger]

ANNEX 1
Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Alpine” is defined in the preamble.

“Alpine Benefit Plan” or “Alpine Benefit Plans” is defined in Section 4.18.

“Alpine Financial Statements” is defined in Section 4.7.

“Alpine Organizational Documents” means the Certificate of Formation an operating agreement of Alpine as currently in effect.

“Alpine Units” is defined in Section 2.1(a).

“Articles of Merger” is defined in Section 1.3.

“Business Day” means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

“Cerberus” is defined in the preamble.

“Cerberus Board” means the board of directors of Cerberus.

“Cerberus Financial Statements” is defined in Section 3.6.

“Cerberus Indemnitees” is defined in Section 6.2.

“Cerberus Organizational Documents” means the certificate of formation and bylaws of Cerberus as currently in effect.

“Cerberus Stock” is defined in Section 2.1(a).

“Certificate of Formation” means the Certificate of Formation, or other comparable document, of Alpine as filed with the State of Illinois, as amended.

“Certificate of Merger” is defined in Section 1.3.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.

“Control” is defined in the definition of the term “Affiliate.”

“Creditor Rights” is defined in Section 3.3.

“Effective Time” is defined in Section 1.3.

“Employee Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including cash, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, workman’s compensation, accident, life insurance, day or dependent care, legal services, vacation, severance, retirement, pension, savings, or termination.

“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“ERISA” is defined in the definition of the term “Employee Benefit Plan.”

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Espinosa Indemnitee” is defined in Section 6.3.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, know-how and other intellectual property.

“IRS” means the Internal Revenue Service.

“Knowledge” (i) when used with respect to Alpine, means the actual knowledge, after reasonable inquiry, of Espinosa and (ii) when used with respect to Cerberus, means the actual knowledge, after reasonable inquiry, of David G. Jemmett.

“Law” shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of Alpine Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Contracts” is defined in Section 2.1(a).

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 2.1(a).

“Merger Sub” is defined in the preamble.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.

“Party” or “Parties” is defined in the preamble.

“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved for; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.

“Person” means an individual, an entity, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.

“Related Person,” with respect to any Person, means any Affiliate, officer or director of such Person, or any of their respective family members of such Person any Person in which any of the foregoing has, directly or indirectly, a material interest.

“Representatives” means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Restricted Business” means any business competitive with the business conducted by Alpine prior to the date hereof.

“Securities” means any class or series of equity interest in a Party, including without limitation, the Alpine Units, Cerberus Stock, the equity interests of each Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Party, means any entity, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Surviving Entity” is defined in Section 1.1.

“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

“Territory” means the Saint Louis metropolitan area.

ANNEX 2

LOCK UP AGREEMENT

THIS LOCK UP AGREEMENT (the “Agreement”) is entered as of this 16th day of December, 2020 (the “Effective Date”) by Christian Espinosa (the “Stockholder”), and Cerberus Cyber Sentinel Corporation, a Delaware corporation (the “Company”). Each of Stockholder and the Company are referred to herein as a “Party” and together as “Parties.”

ARTICLE I

WHEREAS Stockholder is the owner of 900,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and as an inducement to third parties to invest in the Company’s common stock, Stockholder is willing to execute this Agreement.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a) The Stockholder hereby agrees that, without the prior written consent of the Company and except as set forth below, he will not during the period commencing on the Effective Date and ending on the 12 month anniversary of the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b) The Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement; and

(c) Notwithstanding the foregoing the Stockholder may transfer the Shares as set forth below (collectively, the “Permitted Transfer”), provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up letter substantially in the form of this letter contemporaneously with such transaction (such letter reflecting the time remaining for the obligations hereunder, and does not serve to increase the length of any of the obligations hereunder or thereunder):

(i) as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member.

ANNEX 2 Page 1

(ii) the pledge, hypothecation or granting of a collateral security interest in the Shares; and

(iii) the sale or transfer of all or any portion of the Shares via private sale (a “Private Sale”).

(iv) Upon request by Stockholder, the Company agrees to use commercially reasonable efforts to facilitate a Private Sale of the Shares at the then current bid price of the Company’s Common Stock. Following the release of any Shares from the Lock Up, the Stockholder agrees to limit the resales of such Shares in the public market as follows the “Additional Restrictions”) if the daily average trading volume on the primary trading markets on which the Common Stock is then quoted or listed (i) is less than 30,000 shares of Common Stock, the Stockholder shall not sell more than 1,000 Shares per trading day; (ii) is greater than 30,000 shares of Common Stock, but less than 100,000 shares, the Stockholder shall not sell more than 5,000 Shares per trading day; and (iii) is greater than 100,000 shares, the Stockholder shall not sell more than 50,000 Shares. Notwithstanding the foregoing, if not earlier terminated in accordance with the terms hereof, the Additional Restrictions shall automatically terminate and cease to be of further force and effect, on the 36 month anniversary of the Effective Date.

2. RELEASES.

(a) The Lock Up and the Additional Restrictions shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company, or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

(b) All of the Company’s Common Stock (or options or other instruments convertible into such Common Stock) now owned or hereafter acquired, and held, directly or indirectly, by officers or directors of the Company are subject to a lock up agreement which is at least as restrictive as this Agreement, and which contain a Lock Up Period and Additional Restrictions, each expiring no earlier than the periods provided for herein. At any time during the Lock Up Period or prior to the expiration of the Additional Restrictions, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Common Stock of any holder from the terms of a lock up in such amounts as it may determine; provided that any such release shall also provide for the release of the Shares under this Agreement, in an equal percentage to the total number of Shares subject to this Agreement as to the release of the lock up of shares of the Company’s Common Stock for any such other holder benefiting from such release.

ANNEX 2 Page 2

3. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. As provided above, any Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4. COMPLIANCE WITH SECURITIES LAWS. In the event of a Permitted Transfer, as a condition to the Company agreeing to such Permitted Transfer, the Stockholder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that the transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that the transfer otherwise complies with the terms of this Agreement.

5. LEGENDS.

(a) The Stockholder hereby agrees that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED DECEMBER 16, 2020, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b) A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

6. NO OTHER RIGHTS. The Stockholder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of the Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

7. SPECIFIC PERFORMANCE. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 7 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

8. NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

ANNEX 2 Page 3

9. RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, and to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Maricopa County in the State of Arizona. The Parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Phoenix, Arizona, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Phoenix Arizona has been brought in an inconvenient form.

11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

13. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Stockholder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

14. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15. CONSTRUCTION. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

16. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Parties hereto are expressly canceled.

[Signature page follows.]

ANNEX 2 Page 4

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	Chief Executive Officer

/s/ Christian Espinosa
Christian Espinosa

ANNEX 2 Page 5